EXHIBIT 99.1

Emerald Plants Health Source

EPHS Holdings Announces Hiring of Chief Financial Officer

November 20, 2018 -EPHS Holdings Inc. (OTCQB: STNN) (“EPHS” or the “Company”) announced today that it has appointed Stuart R Ross to serve as its new Chief Financial Officer, effective today.

Mr. Ross is a senior executive that has assisted public companies listed on the TSX Venture exchange and the NASDAQ exchange for 30 years. He has held various senior positions including President, CEO, CFO and Executive Vice President. He has also held directorships within various sectors of industry including, mining, beverage production and distribution, medical services, gaming and merchant banking. Most recently, Mr. Ross has served as President and CEO of Cardero Resource Corp., a TSXV-listed mining and exploration company. Prior to that he was a Senior Officer and Director of Clearly Canadian Beverage Corp from 1986 to 2003. During this time period his responsibilities included directing public transactions, raising equity funding, arranging debt financings, administrative and financial advisory roles and property acquisitions.

Mr. Ross stated, “I’m very excited and look forward to working with the entire EPHS team. Their vision is different than most companies in the industry and I look forward to using my experience in the beverage business to our advantage. I believe as the cannabis industry unfolds, we will see a variety of THC/CBD infused beverages and edible products enter the market. The beverage sector will certainly become a dominant player in the cannabis market. There is massive potential for these products and with our innovative team we will develop the branding necessary to make EPHS one of the industry leaders.”

EPHS President, Stevan Perry stated, “On behalf of EPHS we’re honoured and welcome Mr. Ross to join our diverse management team. Mr. Ross brings a wealth of knowledge in the world of finance, corporate governance, and the beverage sector. He will be instrumental in providing our team and shareholders with the financial leadership and strategy to help scale our business.”

About EPHS Holdings Inc.

EPHS Holdings Inc., is a Licensed Commercial Cannabis Cultivator engaging in the cultivation, possession, research, processing, sales, and distribution of medicinal and recreational cannabis under the laws of Health Canada Licensed Producer.

Forward-Looking Statements

Certain statements contained in this news release constitute “forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on expectations, estimations, and projections at the time the statements are made, and involve risks and uncertainties which could cause actual results or events to differ materially from those currently anticipated, including, but not limited to, delays, difficulties, changed strategies, or unanticipated factors or circumstances affecting EPHS Holdings Inc. and its business. Any forward-looking statement speaks only as of the date on which the statement is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Company to predict all such factors. When considering these forward-looking statements, one should be mindful of the risk factors and other cautionary statements found in the Company's filings with the SEC, including, but not limited to, its Form 10, its subsequent Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. The risk factors and other factors noted in the Company's SEC filings could cause actual results to differ materially from those contained in any forward-looking statement.

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About Emerald Plants Health Source

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